Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings Policies and Procedures” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated November 20, 2006 on the financial statements and financial highlights of SunAmerica Equity Funds (comprised of the Blue Chip Growth Fund, Growth Opportunities Fund, New Century Fund, Growth & Income Fund, Balanced Assets Fund, International Equity Fund, Value Fund, Biotech/Health Fund, Tax Managed Equity Fund, and International Small Cap Fund) as of and for the year ended September 30, 2006 in the Post-Effective Amendment Number 45 to the Registration Statement (Form N-1A No. 33-8021/811-4801).

ERNST & YOUNG LLP

Houston, Texas

January 23, 2007